Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-86711 on Form N-1A of our report dated December 12, 2024 relating to the financial statements and financial highlights of  Fidelity Advisor Focused Emerging Markets Fund and our report dated December 13, 2024 relating to the financial statements and financial highlights of Fidelity Advisor International Capital Appreciation Fund, each a fund of Fidelity Advisor Series VIII for the year ended October 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2024